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Exhibit 16.1     Letter dated April 17, 2003 from Marvin Seidman, CPA


[Letterhead]
Marvin Seidman, CPA



April 17, 2003

Geeta Naipaul-Denton
COI Solutions, Inc.
6-295 Queen St. East
Brampton, Ontario Canada   L6W 4S6

Dear Ms. Naipaul-Denton

We have reviewed your report on Form 8-K dated April 15, 2003.

We wish to confirm that we have read Item 4 of the 8-K and agree with the disclosures as they relate to this firm.

In addition, we consent for the use of this letter in any filings with regulatory authorities.



Yours truly,


/s/ Marvin Seidman

Marvin Seidman, CPA